Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 23 Dated August 2, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $92,000,000

Price to Public: Variable Reoffer Price   Proceeds to HFC:  99.918%

Issue Date: August 7, 2000       Stated Maturity: August 7, 2003

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on August 3, 2000

Interest Rate Basis:     LIBOR Telerate

Spread or Spread Multiplier:  Plus .37% (+ 37 basis points)

Interest Payment Dates: On the 7th of each month of each year, commencing September 7, 2000, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment
     Date.

Index Maturity:  One Month.

Agent: UBS Warburg LLC - $42,000,000
       Morgan Stanley Dean Witter - $50,000,000

Agent's Discount or Commission:    .082%